EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Callisto Pharmaceuticals, Inc.
New York, New York

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 29, 2006, relating to the consolidated financial statements of Callisto Pharmaceuticals, Inc. and subsidiaries appearing in the Company’s Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2005.  Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

New York, New York
February 15, 2007